Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

CONTACT:
Ted Detrick, Investor Relations, 215.761.1414
Edwin.detrick@cigna.com
Chris Curran, Media Relations, 503.253.2219
Christopher.curran@cigna.com

H. EDWARD HANWAY PLANS TO RETIRE AS CEO OF CIGNA AT END OF 2009; DAVID M. CORDANI NAMED AS SUCCESSOR; COMPANY TO SEPARATE ROLES OF CEO AND CHAIR

Philadelphia, June 24, 2009 - CIGNA Corporation announced today that its chairman and chief executive officer, H. Edward Hanway, 57, will retire from his posts effective December 31, 2009 after serving for ten years in those roles.  David M. Cordani, 43, the current president and chief operating officer of the company, was named by the board to succeed Hanway as chief executive officer effective January 1, 2010 following a six-month transition period.  This appointment represents the culmination of a disciplined and comprehensive succession process led by the company’s board of directors that commenced over a year ago.

The company also announced that, after consideration by the board’s corporate governance committee, it will separate the roles of chairman and chief executive officer in furtherance of CIGNA’s commitment to the principles of corporate governance best practices.  Isaiah “Ike” Harris, Jr., an independent director of the company, will assume the role of non-executive chairman effective January 1, 2010.  Beginning on July 1, 2009, Harris will serve as the vice chair of the board and will work closely with Hanway to ensure a smooth transition of board leadership responsibilities.

“During my tenure at CIGNA, our company has evolved to meet the changing needs of our customers, and I am extremely confident that we are on course to continue our track record of success,” said Hanway.  “I am honored to have had the opportunity to lead and serve alongside such a talented, dedicated, diverse and innovative group of individuals throughout my career.  Therefore, it is with pride and confidence that we prepare to transition leadership of the company into the capable hands of the next generation.”

“Ed Hanway has been a tremendous leader for our organization,” said Harris.  “During his 31-year career, he has instilled within the company his deep commitment and respect for our shareholders, our customers, and our employees, as well as for the integrity and values that make CIGNA a leader in the industry.  Under Ed’s strategic leadership, the company has transformed from a multi-line insurer to a leading health service company that is committed to improving the health, well-being and sense of security of the people it serves around the world.”

Cordani has served as president and chief operating officer of the company since June 2008, with strategic and operational responsibility for CIGNA's healthcare, group insurance and international businesses. Cordani joined CIGNA in 1991 and prior to his appointment as president of CIGNA HealthCare in 2005, served as president of Health Segments for CIGNA HealthCare and as senior vice president and chief financial officer of CIGNA HealthCare.  He also served as controller for CIGNA Corporation, and as president of CIGNA HealthCare's southeast region.  Prior to joining the company, Cordani was with a predecessor firm of PricewaterhouseCoopers.  Cordani serves on boards of directors for the National Association of Manufacturers, the Connecticut Business and Industry Association, and the CIGNA Foundation. He holds a bachelor’s degree in science from Texas A&M University and graduated with a master’s degree in business administration (MBA) from the University of Hartford.  Cordani also is a chartered financial consultant and a certified public accountant.

“David has established himself as a highly qualified professional who is ideally suited to lead the company for many years,” said Hanway.  “David’s passion for our customers and for enhancing the health and productivity of the individuals we serve embodies all that we value and stand for as an organization.  I am confident that David will serve our shareholders, customers and employees well in his new role.”

Harris, 56, has been a director of the company since 2005. He held numerous executive positions with oversight responsibilities for various business, finance and operational functions at BellSouth (now part of AT&T) until 2007, including as president and chief executive officer of BellSouth Advertising and Publishing Group and as chief financial officer of BellSouth Telecommunications, Inc.  Harris previously served as vice president and corporate controller of Supervalu, Inc. and also spent 13 years with KPMG as a certified public accountant. Harris is currently a director of Deluxe Corporation and an independent trustee of Wells Fargo Advantage Funds.  “Ike is a valued member of our board who has demonstrated a balance of experience and wisdom that has earned him the respect of the company’s directors and management team,” said Hanway.  “Ike also has a proven track record as a leader and a deep sense of commitment to our company’s shareholders which all combine to make him a very effective director.”

Hanway was named chairman and chief executive officer of CIGNA in 2000. Prior to that, he served the company as president and chief operating officer and held a number of management and executive roles of increasing responsibility with CIGNA and its predecessor company.  Hanway serves in a leadership capacity at America's Health Insurance Plans, a health insurance industry trade association made up of nearly 1,300 member health insurance providers who cover more than 200 million Americans, and is also on the board of directors of the Alliance for Health Reform. He is an outspoken advocate at the national level for greater transparency regarding health care quality and cost information available to consumers and a strong proponent of national quality standards for health care providers. He is recognized as a leader in the effort to improve the quality, accessibility and affordability of health care in the United States.  Through the years, Hanway has been active in a wide range of issues and initiatives associated with health, education and international business.